Exhibit 10.1
MAGELLAN PETROLEUM CORPORATION
NONQUALIFIED STOCK OPTION
     THIS AGREEMENT, made as of the grant date indicated in Section 3 below, and between Magellan Petroleum Corporation, a Delaware corporation (the “Company”), and the undersigned individual (the “Optionee”), pursuant to the Magellan Petroleum Corporation 1998 Stock Option Plan (the “Plan”). (Terms not defined herein shall have the same meaning as in the Plan.)
     WHEREAS, the Optionee is an eligible director of the Company and the Company through the Compensation Committee of the Board of Directors has approved the grant of Nonqualified Stock Options (“Options”) under the Plan to the Optionee.
     NOW, THEREFORE, in consideration of the terms and conditions of this Agreement and pursuant to the Plan, the parties agree as follows:
1.	Grant of Options. The Company hereby grants to the Optionee the right and option to purchase from the Company, at the exercise price set forth in Section 3 below, all or any part of the aggregate number of shares of common stock, par value $0.01 per share, of the Company, as such common shares are presently constituted (the “Stock”), set forth in said Section 3.
2.	Terms and Conditions. It is understood and agreed that the Options evidenced hereby are subject to the provisions of the Plan (which are incorporated herein by reference) and the following terms and conditions:
(a)	Expiration Date. The Options evidenced hereby shall expire on the earlier of (i) the date specified in Section 3 below or (ii) if the Optionee resigns or retires from the Board of Directors, the first (1st) anniversary of the date of the Optionee’s retirement or resignation.

(b)	Exercise of Option. The Options evidenced hereby shall be exercisable from time to time by (i) providing written notice of exercise ten (10) days prior to the date of exercise specifying the number of shares for which the Options are being exercised, addressed to the Company at its principal place of business, and (ii) either:
(A)	Cash Only Exercise – submitting the full cash purchase price of the exercised Stock; or

(B)	Cashless Exercise – submitting appropriate authorization for the sale of Stock in an amount sufficient to provide the full purchase price in accordance with Section 5(d)(ii) of the Plan, or

(C)	Combination – tendering a combination of (i) and (ii) above.
(c)	Withholding Taxes. Without regard to the method of exercise and payment, the Optionee shall pay to the Company, upon notice of the amount due, any withholding taxes payable with respect to such exercise, which payment may be made with shares of Stock which would otherwise be issued pursuant to the Options.

(d)	Vesting. The Options shall become immediately in full exercisable with respect to the entire amount of the Stock subject to the Options.

(e)	Compliance with Laws and Regulations. The Options evidenced hereby are subject to restrictions imposed at any time on the exercise or delivery of shares in violation of the By-Laws of the Company or of any law or governmental regulation that the Company may find to be valid and applicable.

(f)	Interpretation. Optionee hereby acknowledges that this Agreement is governed by the Plan, a copy of which Optionee hereby acknowledges having received, and by such administrative rules and regulations relative to the Plan and not inconsistent therewith as may be adopted and amended from time by the Committee (the “Rules”). Optionee agrees to be bound by the terms and provisions of the Plan and the Rules.
3.	Option Data.

Optionee’s Name:	____________________

Number of shares of Stock Subject to this Option:	100,000

Grant Date:	November 28, 2005

Exercise Price Per Share:	$1.60

Expiration Date:	November 28, 2015
4.	Miscellaneous. This Agreement and the Plan (a) contains the entire Agreement of the parties relating to the subject matter of this Agreement and supersedes any prior agreements or understandings with respect thereto; and (b) shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Optionee, his heirs, devisees and legal representatives. In the event of the Optionee’s death or a judicial determination of his incompetence, reference in this Agreement to the Optionee shall be deemed to refer to his legal representative, heirs or devisees, as the case may be.

     IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its authorized officer, as of the Grant Date identified in Section 3.

Agreed to:	MAGELLAN PETROLEUM CORPORATION

____________________	By: ____________________

Optionee: __________	Name: Daniel J. Samela Title: President and CEO
Date: November 28, 2005